Exhibit 18


June 4, 2003


Board of Directors

Microchip Technology Incorporated
2355 West Chandler Blvd.
Chandler, Arizona 85224

Gentlemen:

Note 1 of Notes to the consolidated financial statements of Microchip Technology Incorporated included in its Form 10-K for the year ended March 31, 2003 describes a change in the method of accounting for revenue on sales made through Asian regional distributors. Previously, the Company recognized revenue from these transactions upon shipment of product to the distributor, but provided specific reserves for possible returns and allowances. For non-Asian regional distributors there is no change from the method of recognizing revenue whereby revenue is recognized when the distributor sells the Company's products to the end-user. Following the accounting change, revenue on Asian regional distributors sales will be deferred until the products are sold to end-users. You have advised us that you believe that the change in accounting principle is preferable based on your circumstances because: (1) it better reflects the substance of demand for the Company's products, and will better focus the Company on, and allow investors to better understand, end user demand trends for its products; (2) provides uniformity in the revenue recognition policy of the Company; and (3) the new accounting method is consistent with other companies in your industry and, therefore, provides greater comparability in the presentation of financial results among the Company and its peers. There are no authoritative criteria for determining a `preferable' method of accounting for revenue recognition on sales through distributors; however, we conclude that such change in the method of accounting for revenue on sales through distributors is to an acceptable alternative method which, based on your business judgment to make this change and for the stated reasons, is preferable in your circumstances.


                                        Very truly yours,

                                        /s/ Ernst & Young LLP